                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )

                                  4HEALTH, INC.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    351043104
                                 (CUSIP Number)

                               Gaetano J. Casillo
                          Allen & Company Incorporated
           711 Fifth Avenue, New York, New York 10022, (212) 830-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                April 15, 1997
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

-------------------
CUSIP No. 351043104
-------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen Holding Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     Not Applicable
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [x]
Excludes Warrants to purchase 1,250,000 shares of the Issuer's Common Stock, owned by Allen & Company Incorporated, a wholly-owned subsidiary.
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          0%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          HC
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

-------------------
CUSIP No. 351043104
-------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Allen & Company Incorporated
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a)  [ ]
                                                                      (b)  [x]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     NA/WC
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                          [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
          1,250,000 (Constitutes Warrants to purchase 1,250,000 Shares of the
                    Issuer's Common Stock)
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          1,250,000 (Constitutes Warrants to purchase 1,250,000 Shares of the
                    Issuer's Common Stock)
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,250,000 (Constitutes Warrants to purchase 1,250,000 Shares of the
                    Issuer's Common Stock)
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                        [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          9.98%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
          CO, BD.
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D


Item 1.   Security and Issuer

          (a)  Class of Securities: Common Stock, par value, $0.01 per share
                                    ("Common Stock")

          (b)  Issuer:   4Health, Inc. (the "Issuer")

Item 2.   Identity and Background

     a.   Name:          Allen & Company Incorporated ("ACI")

                         See Exhibit A for Officers and Directors of ACI. ACI, a New York corporation is a wholly-owned subsidiary of Allen Holding Inc., a Delaware corporation.

     b.   Address:       711 Fifth Avenue
                         New York, New York  10022

     c.   Business or
          occupation:    Investment Banking

     d. Neither ACI, nor any individual listed in Exhibit A attached hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years.

     e. During the last five years, neither ACI, nor any individual listed in Exhibit A attached hereto, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

     f.   Citizenship
          or Place of
          Organization:  New York

                         Citizenship of the Officers and
                         Directors of ACI is set forth in Exhibit
                         A hereto.

     a.   Name:          Allen Holding Inc. ("AHI")
                         See Exhibit A for Officers and Directors of Allen Holding Inc.

     b.   Address:       711 Fifth Avenue
                         New York, New York  10022

     c.   Business or
          occupation:    Holding Company

     d. Neither AHI nor any individual listed in Exhibit A attached hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years.

     e. During the last five years, neither AHI nor any individual listed in Exhibit A attached hereto, was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

     f.   Citizenship or
          Place of
          Organization:  Delaware

                         Citizenship of the Officers and
                         Directors of Allen Holding Inc. is set
                         forth in Exhibit A hereto.

Item 3.   Source and Amount of Funds or Other Consideration

          ACI received Warrants to purchase 1,250,000 shares of the Issuer's Common Stock as compensation in connection with the engagement of ACI by the Issuer to act as the Company's financial advisor with respect to investment banking and other corporate matters that may arise in the future.

Item 4.   Purpose of Transaction

          ACI received Warrants to purchase 1,250,000 shares of the Issuer's Common Stock as compensation in connection with the engagement of ACI by the Issuer to act as the Company's financial advisor with respect to investment banking and other corporate matters that may arise in the future.

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on April 15, 1997, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of Shares of Common Stock that were reported to be outstanding by the Issuer).


==============================================================================
        Name             Shares of Common Stock             Percentage
-----------------------------------------------------------------------------
Allen Holding Inc.                 0                              0%
-----------------------------------------------------------------------------
Allen & Company Incorporated       1,250,000(1)(2)(3)            9.98%
---------------------------------------------------------------------------
==============================================================================

---------------------
1
   Does not include any shares owned by officers and directors of ACI with respect to which ACI disclaims beneficial ownership.

2
  Includes 1,250,000 shares issuable upon the exercise of Warrants to purchase shares of the Issuer's Common Stock.

3
  Excludes a short position of 2,752 shares of the Issuer's Common Stock held in ACI's market maker account.

       (b) ACI has sole power to vote and determine the disposition of the Shares which ACI owns as reported in Item 5(a) herein. AHI owns 100% of the outstanding stock of ACI, and so may be deemed to beneficially own the Shares
which ACI owns as reported in Item 5(a) herein.   However, AHI disclaims
beneficial ownership of the Shares.

       (c) ACI received Warrants to purchase an aggregate of 1,250,000 shares of the Issuer's Common Stock. The Reporting Persons received Warrants to purchase 1,000,000 shares of the Issuer's Common Stock at a purchase price of $6.00 per share and Warrants to purchase 250,000 shares of the Issuer's Common Stock at a purchase price of $4.00 per share. Forms of Warrants are attached hereto as Exhibits C & D. Trades made by ACI in the past 60 days in its capacity as a market maker are reflected in Exhibit E attached hereto and incorporated herein by reference.

       (d) To the best of Reporting Persons' knowledge, except as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock which Reporting Persons may be deemed to own beneficially.

       (e)    Not applicable.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of Issuer

       (a) ACI received Warrants to purchase 1,250,000 shares of the Issuer's Common Stock as compensation in connection with the engagement of ACI by the Issuer to act as the Company's financial advisor with respect to investment banking and other corporate matters that may arise in the future.


Item 7.   Material to be filed as Exhibits

          Exhibit A -- Directors and Executive Officers of Allen Holding Inc. and Allen & Company Incorporated.

          Exhibit B -- Joint Filing Agreement dated April 17, 1997.

          Exhibit C -- Form of $4.00 Warrant

          Exhibit D -- Form of $6.00 Warrant

          Exhibit E -- Market Maker Trades

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  April 17, 1997


ALLEN HOLDING INC.


  By:  -------------------------
       Gaetano J. Casillo
       Vice President

ALLEN & COMPANY INCORPORATED

  By:  -------------------------
       Gaetano J. Casillo
       Vice President

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  April 17, 1997


ALLEN HOLDING INC.


  By:  /s/ Gaetano J. Casillo
----------------------------------------
       Gaetano J. Casillo
       Vice President

ALLEN & COMPANY INCORPORATED


  By:  /s/ Gaetano J. Casillo
----------------------------------------
       Gaetano J. Casillo
       Vice President

                                   EXHIBIT A


            OFFICERS AND DIRECTORS OF ALLEN & COMPANY INCORPORATED


        Name xx             Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

Herbert A. Allen                x          President, Managing Director,
                                           Director, Chief Executive Officer

Herbert A. Allen III            x          Vice President, Director

Grace Allen                     x          Director

Eran S. Ashany                  x          Vice President, Director

Jonathan S. Bean                x          Vice President

Robert E. Beers                 x          Vice President

Edmund M. Bleich                x          Vice President

Denise Calvo-Silver             x          Vice President, Director

Dominick J. Cantalupo           x          Co-Chief Operations Officer, Vice
                                           President

Marvyn Carton                   x          Director - Emeritus

Gaetano J. Casillo              x          Chief Compliance Officer, Vice
                                           President

Robert H. Cosgriff              x          Chief Administrative Officer,
                                           Executive Vice President, Managing
                                           Director, Director

Richard M. Crooks, Jr.          x          Director

Thalia V. Crooks                x          Vice President, Director

Mary L. Cullen                  x          Vice President, Secretary, Director

Orin F. Devereux                x          Vice President, Director

        Name xx             Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

Howard M. Felson                x          Assistant Secretary, Vice President

Anthony J. Ferrante             x          Treasurer

Richard Fields                  x          Executive Vice President, Managing
                                           Director, Director

Paul A. Gould                   x          Executive Vice President, Managing
                                           Director, Director

John G. Hall                    x          Vice President - Elect, Director

Daniel P. Harley                x          Vice President

John H. Josephson               x          Vice President, Director

Clark R. Keough                 x          Vice President, Director

Donald R. Keough                x          Chairman of the Board, Director

Dara Khosrowshahi               x          Vice President, Director

Kaveh A. Khosrowshahi           x          Vice President, Director

Neal Kopp                       x          Vice President

Irwin H. Kramer                 x          Executive Vice President, Managing
                                           Director, Director

Terry Allen Kramer              x          Director

Suzanne G. Kucera               x          Vice President - Elect, Director

Robert J. Kurz                  x          Vice President

William F. Leimkuhler           x          Assistant Secretary, Vice President
                                           General, Counsel

Jeffrey J. Logan                x          Vice President

Sharon K. Losee                 x          Vice President

Dan W. Lufkin                   x          Special Advisor to the Board of
                                           Directors

        Name xx             Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

Ellen F. Lynch                  x          Vice President

Robert A. Mackie                x          Executive Vice President, Managing
                                           Director, Director

James C. Maiden, Jr.            x          Vice President

Terence A. McCarthy             x          Co-Chief Operations Officer, Vice
                                           President

Robert C. Miller                x          Vice President - Elect, Director

Brian J. Murphy                 x          Vice President, Director

Louis J. Mustacchio             x          Vice President

Walter T. O'Hara, Jr.           x          Executive Vice President, Managing
                                           Director, Director

Glenn A. Okun                   x          Vice President, Director

Nancy B. Peretsman              x          Executive Vice President, Managing
                                           Director, Director

Patrick S. Perry                x          Vice President, Director

Pamela M. Plager                x          Vice President, Director

Eugene Protash                  x          Vice President, Assistant Secretary

James W. Quinn                  x          Chief Financial Officer, Director,
                                           Vice President, Assistant Secretary

Philip D. Scaturro              x          Executive Vice President, Managing
                                           Director, Director

John A. Schneider               x          Executive Vice President, Managing
                                           Director, Director

Enrique F. Senior               x          Executive Vice President, Managing
                                           Director, Director

        Name xx             Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated


Stanley S. Shuman               x          Executive Vice President, Managing
                                           Director, Director

John M. Simon                   x          Executive Vice President, Managing
                                           Director, Director

Daniel Selmonosky               x          Vice President, Director

Ian G. Smith                    x          Vice President - Elect

Lauren M. Tyler                 x          Vice President, Director

Dennis J. Warfield              x          Vice President,Chief Information
                                           Officer

Kim M. Weiland                  x          Vice President - Elect, Director

Edward D. Weinberger            x          Vice President, Director

Harold M. Wit                   x          Executive Vice President, Managing
                                           Director, Director

x 711 Fifth Avenue, New York, New York 10022-3194.

xx All the Executive Officers and Directors of Allen & Company Incorporated are U.S. citizens unless otherwise indicated.


                            OFFICERS AND DIRECTORS
                             OF ALLEN HOLDING INC.


        Name xx             Business       Principal Occupation (i.e.,
                             Address       Position with Allen Holding Inc.)


Herbert A. Allen                x          President, Managing Director,
                                           Director, Chief Executive Officer

Herbert A. Allen, III           x          Vice President, Director

Grace Allen                     x          Director

Eran S. Ashany                  x          Vice President

Jonathan S. Bean                x          Vice President - Elect

Robert E. Beers                 x          Vice President - Elect

Edmund M. Bleich                x          Vice President

Denise Calvo-Silver             x          Vice President, Director

Dominick J. Cantalupo           x          Co-Chief Operations Officer, Vice
                                           President

Marvyn Carton                   x          Director - Emeritus

Gaetano J. Casillo              x          Chief Compliance Officer, Vice
                                           President

Robert H. Cosgriff              x          Chief Administrative Officer,
                                           Executive Vice President, Managing
                                           Director, Director

Richard M. Crooks, Jr.          x          Director

Thalia V. Crooks                x          Vice President, Director

Mary L. Cullen                  x          Vice President, Secretary, Director

Orin F. Devereux                x          Vice President, Director

Howard M. Felson                x          Assistant Secretary, Vice President

        Name xx             Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

Anthony J. Ferrante             x          Treasurer

Richard L. Fields               x          Executive Vice President, Managing
                                           Director, Director Executive Vice
                                           President, Managing Director,
                                           Director

John G. Hall                    x          Vice President - Elect, Director

Daniel P. Harley                x          Vice President

John H. Josephson               x          Vice President, Director

Donald R. Keough                x          Chairman, Director

Clark R. Keough                 x          Vice President, Director

Dara Khosrowshahi               x          Vice President, Director

Kaveh A. Khosrowshahi           x          Vice President, Director

Neal Kopp                       x          Vice President

Irwin H. Kramer                 x          Executive Vice President, Managing
                                           Director, Director

Terry Allen Kramer              x          Director

Suzanne G. Kucera               x          Vice President - Elect, Director

Robert J. Kurz                  x          Vice President

P. Don Lattimer                 x          Executive Vice President, Managing
                                           Director, Director

William F. Leimkuhler           x          Assistant Secretary, Vice President
                                           General, Counsel

Jeffrey J. Logan                x          Vice President

Sharon K. Losee                 x          Vice President

Dan W. Lufkin                   x          Special Advisor to the Board of
                                           Directors

Ellen F. Lynch                  x          Vice President

        Name xx             Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

Robert A. Mackie                x          Executive Vice President, Managing
                                           Director, Director

James C. Maiden, Jr.            x          Vice President

Terence C. McCarthy             x          Co-Chief Operations Officer, Vice
                                           President Vice President - Elect,
                                           Director

Brian J. Murphy                 x          Vice President, Director

Louis J. Mustacchio             x          Vice President

Walter T. O'Hara                x          Executive Vice President, Managing
                                           Director, Director

Glenn A. Okun                   x          Vice President, Director

Nancy B. Peretsman              x          Executive Vice President, Managing
                                           Director, Director

Patrick S. Perry                x          Vice President, Director

Pamela M. Plager                x          Vice President, Director

Eugene Protash                  x          Assistant Secretary, Vice President

James W. Quinn                  x          Chief Financial Officer, Vice
                                           President, Assistant Secretary,
                                           Director

Philip D. Scaturro              x          Executive Vice President, Managing
                                           Director, Director

John A. Schneider               x          Executive Vice President, Managing
                                           Director, Director

Daniel Selmonosky               x          Vice President, Director

Enrique F. Senior               x          Executive Vice President, Managing
                                           Director, Director

Stanley S. Shuman               x          Executive Vice President, Managing
                                           Director, Director

        Name xx             Business       Principal Occupation (i.e.,
                             Address       Position with Allen & Company
                                           Incorporated

John M. Simon                   x          Executive Vice President, Managing
                                           Director, Director

Ian G. Smith                    x          Vice President - Elect

Lauren M. Tyler                 x          Vice President, Director

Dennis J. Warfield              x          Vice President, Chief Information
                                           Officer

Kim M. Weiland                  x          Vice President, Director

Edward D. Weinberger            x          Vice President, Director Executive
                                           Vice President, Managing Director,
                                           Director






x         711 Fifth Avenue, New York, New York 10022-3194.

xx All the Executive Officers and Directors of Allen Holding Inc. are U.S. citizens unless otherwise indicated.

                                   EXHIBIT B

                            JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, no par value, of 4Health, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 17th day of April 1997.

ALLEN HOLDING INC.

      /s/ Gaetano J. Casillo
  By:------------------------------
     Gaetano J. Casillo
     Vice President


ALLEN & COMPANY INCORPORATED

       /s/ Gaetano J. Casillo
  By:------------------------------
     Gaetano J. Casillo
     Vice President


93815

<Ex.C>

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE. THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.


                            250,000  Warrants



                                 4HEALTH, INC.

                              WARRANT CERTIFICATE


       This warrant certificate ("Warrant Certificate") certifies that for value received Allen & Company Incorporated or registered assigns (the "Holder") is the owner of the number of warrants ("Warrants") specified above, each of which entitles the Holder thereof to purchase, at any time on or before the Expiration Date (hereinafter defined) one fully paid and non-assessable share of Common Stock, no par value ("Common Stock"), of 4Health, Inc., a Utah corporation (the "Company"), at a purchase price of $4.00 per share of Common Stock in lawful money of the United States of America in cash or by certified or cashier's check or a combination of cash and certified or cashier's check (subject to adjustment as hereinafter provided).

  1.   Warrant; Purchase Price

       Each Warrant shall entitle the Holder initially to purchase one share of Common Stock of the Company and the purchase price payable upon exercise of the Warrants shall initially be $4.00 per share of Common Stock, subject to adjustment as hereinafter provided (the "Purchase Price"). The Purchase Price and number of shares of Common Stock issuable upon exercise of each Warrant are subject to adjustment as provided in Article 6. The shares of Common Stock issuable upon exercise of the Warrants (and/or shares of common stock so issuable by reason of any adjustments pursuant to Article 6) are sometimes referred to herein as the "Warrant Shares."

  2.   Exercise; Expiration Date

       2.1 The Warrants are exercisable, at the option of the Holder, in whole or in part at any time and from time to time after issuance and on or before the Expiration Date, upon surrender of this Warrant Certificate to the Company together with a duly completed Notice of Exercise, in the form attached hereto as Exhibit A, and payment of an amount equal to the Purchase Price times the number of Warrants to be exercised. In the case of exercise of less than all the Warrants represented by this Warrant Certificate, the Company shall cancel the Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate for the balance of such Warrants.

       2.2    The term "Expiration Date" shall mean 5:00 p.m. local time in
the State of Utah on February     , 2002, or if such date shall in the State
of Utah be a holiday or a day on which banks are authorized to close, then 5:00 p.m. local time in the State of Utah the next following date which in the State of Utah is not a holiday or a day on which banks are authorized to close.

  3.   Registration and Transfer on Company Books

       3.1 The Company shall maintain books for the registration and transfer of the Warrants and the registration and transfer of the Warrant Shares.

       3.2 Prior to due presentment for registration of transfer of this Warrant Certificate, or the Warrant Shares, the Company may deem and treat the registered Holder as the absolute owner thereof.

       3.3 The Company shall register upon its books any transfer of a Warrant Certificate, upon surrender of same to the Company with a written instrument of transfer duly executed by the registered Holder or by a duly authorized attorney. Upon any such registration of transfer, new Warrant Certificate(s) shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled by the Company. A Warrant Certificate may also be exchanged, at the option of the Holder, for new Warrant Certificates of different denominations representing in the aggregate the number of Warrants evidenced by the Warrant Certificate surrendered.

  4.   Reservation of Shares

       The Company covenants that it will at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issue upon exercise of the Warrants, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Warrants shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, and that upon issuance such shares shall be listed on each national securities exchange, if any, on which the other shares of outstanding Common Stock of the Company are then listed.

  5.   Loss or Mutilation

       Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant Certificate, the Company shall execute and deliver in lieu thereof a new Warrant Certificate representing an equal number of Warrants.

  6.   Adjustment of Purchase Price and Number of Shares         Deliverable

       6.1 The number of shares of Common Stock purchasable upon the exercise of each Warrant and the Purchase Price with respect to the Warrant Shares shall be subject to adjustment as follows:

       (a) In case the Company shall (i) declare a dividend or make a distribution on its Common Stock payable in shares of its capital stock, (ii) subdivide its outstanding shares of Common Stock through stock split or otherwise, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) other securities of the Company, the number and/or nature of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective retroactively as of the record date of such event.

       (b) In case the Company shall issue rights, options or warrants or securities convertible into Common Stock to the holders of its shares of Common Stock generally, entitling them (for a period expiring within 45 days after the record date referred below in this paragraph (b)) to subscribe for or purchase shares of Common Stock at a price per share which (together with the value of the consideration, if any, paid for such rights, options, warrants or convertible securities) is lower on the record date referred to below than the then Market Price Per Share of such Common Stock (as determined pursuant to Section 9.2) the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares immediately theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the then Market Price Per Share of Common Stock. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective retroactively as of the record date for the determination of shareholders entitled to receive such rights, options, warrants or convertible securities. In the case such subscription price may be paid in consideration part of which or all of which is in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Company.

       (c) In case the Company shall distribute to all holders of its shares of Common Stock, or all holders of Common Stock shall otherwise become entitled to receive, shares of capital stock of the Company (other than dividends or distributions on its Common Stock referred to in paragraph (a) above), evidences of its indebtedness or rights, options, warrants or convertible securities providing the right to subscribe for or purchase any shares of the Company's capital stock or evidences of its indebtedness (other than any rights, options, warrants or convertible securities referred to in paragraph (b) above), then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant, by a fraction, of which the numerator shall be the then Market Price Per Share of Common Stock (as determined pursuant to Section 9(b)) on the record date mentioned below in this paragraph (c), and of which the denominator shall be the then Market Price Per Share of Common Stock on such record date, less the then fair value (as determined by the Board of Directors of the Company, in good faith) of the portion of the shares of the Company's capital stock other than Common Stock, evidences of indebtedness, or of such rights, options, warrants or convertible securities, distributable with respect to each Warrant Share. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively as of the record date for the determination of shareholders entitled to receive such distribution.

       (d) In the event of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (other than a consolidation or merger in which the outstanding shares of the Company's Common Stock are not converted into or exchanged for other rights or interests), or in the case of any sale, transfer or other disposition to another corporation of all or substantially all the properties and assets of the Company, the Holder of each Warrant shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition that appropriate provisions shall be made so that such Holder shall thereafter be entitled to purchase) the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have been entitled to receive had such Warrants been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition; and in any such case appropriate adjustments shall be made in the application of the provisions of this Article 6 with respect to rights and interest thereafter of the Holder of the Warrants to the end that the provisions of this Article 6 shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter purchasable upon the exercise of the Warrants. The provisions of this Section 6.1(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

       (e) Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as provided in this Section 6.1, the Purchase Price with respect to the Warrant Shares shall be adjusted by multiplying such Purchase Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

       6.2 In the event the Company shall declare a dividend, or make a distribution to the holders of its Common Stock generally, whether in cash, property or assets of any kind, including any dividend payable in stock or securities of any other issuer owned by the Company (excluding regularly payable cash dividends declared from time to time by the Company's Board of Directors or any dividend or distribution referred to in Section 6.1(a) or (c) above), the Purchase Price of each Warrant shall be reduced, without any further action by the parties hereto, by the Per Share Value (as hereinafter defined) of the dividend. For purposes of this Section 6.2, the "Per Share Value" of a cash dividend or other distribution shall be the dollar amount of the distribution on each share of Common Stock and the "Per Share Value" of any dividend or distribution other than cash shall be equal to the fair market value of such non-cash distribution on each share of Common Stock as determined in good faith by the Board of Directors of the Company.

       6.3 No adjustment in the number of Warrant Shares purchasable under the Warrants, or in the Purchase Price with respect to the Warrant Shares, shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Warrant Shares issuable upon the exercise of such Warrant, or in the Purchase Price thereof; provided, however, that any adjustments which by reason of this Section 6.3 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All final results of adjustments to the number of Warrant Shares and the Purchase Price thereof shall be rounded to the nearest one thousandth of a share or the nearest cent, as the case may be. Anything in this Section 6 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the number of Warrant Shares purchasable upon the exercise of each Warrant, or in the Purchase Price thereof, in addition to those required by such Section, as it in its discretion shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights, warrants or options to purchase Common Stock, or distribution of shares of stock other than Common Stock, evidences of indebtedness or assets (other than distributions of cash out of retained earnings) or convertible or exchangeable securities hereafter made by the Company to the holders of its Common Stock shall not result in any tax to the holders of its Common Stock or securities convertible into Common Stock.

       6.4 Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Purchase Price of such Warrant Shares is adjusted, as herein provided, the Company shall mail to the Holder, at the address of the Holder shown on the books of the Company, a notice of such adjustment or adjustments, prepared and signed by the Chief Financial Officer or Secretary of the Company, which sets forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Purchase Price of such Warrant Shares after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

       6.5 In the event that at any time prior to the expiration of the Warrants and prior to their exercise:

       (a) the Company shall declare any distribution (other than a cash dividend or a dividend payable in securities of the Company with respect to the Common Stock); or

       (b) the Company shall offer for subscription to the holders of the Common Stock any additional shares of stock of any class or any other securities convertible into Common Stock or any rights to subscribe thereto; or

       (c) the Company shall declare any stock split, stock dividend, subdivision, combination, or similar distribution with respect to the Common Stock, regardless of the effect of any such event on the outstanding number of shares of Common Stock; or

       (d) the Company shall declare a dividend, other than a dividend payable in shares of the Company's own Common Stock; or

       (e)    there shall be any capital change in the Company as set forth in
Section 6.1(d); or

       (f) there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets and business as an entity);

(each such event hereinafter being referred to as a "Notification Event"), the Company shall cause to be mailed to the Holder, not less than 20 days prior to the record date, if any, in connection with such Notification Event (provided, however, that if there is no record date, or if 20 days prior notice is impracticable, as soon as practicable) written notice specifying the nature of such event and the effective date of, or the date on which the books of the Company shall close or a record shall be taken with respect to, such event. Such notice shall also set forth facts indicating the effect of such action (to the extent such effect may be known at the date of such notice) on the Purchase Price and the kind and amount of the shares of stock or other securities or property deliverable upon exercise of the Warrants.
       6.6 The form of Warrant Certificate need not be changed because of any change in the Purchase Price, the number of Warrant Shares issuable upon the exercise of a Warrant or the number of Warrants outstanding pursuant to this Section 6, and Warrant Certificates issued before or after such change may state the same Purchase Price, the same number of Warrants, and the same number of Warrant Shares issuable upon exercise of Warrants as are stated in the Warrant Certificates theretofore issued pursuant to this Agreement. The Company may, however, at any time, in its sole discretion, make any change in the form of Warrant Certificate that it may deem appropriate and that does not affect the substance thereof, and any Warrant Certificates thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

  7.   Conversion Rights

       7.1 In lieu of exercise of any portion of the Warrants as provided in Section 2.1 hereof, the Warrants represented by this Warrant Certificate (or any portion thereof) may, at the election of the Holder, be converted into the nearest whole number of shares of Common Stock equal to: (1) the product of (a) the number of shares of Common Stock then issuable upon the exercise of the number of Warrants to be so converted and (b) the excess, if any, of (i) the Market Price Per Share (as determined pursuant to Section 9.2) with respect to the date of conversion over (ii) the Purchase Price in effect on the business day next preceding the date of conversion, divided by (2) the Market Price Per Share with respect to the date of conversion.

       7.2 The conversion rights provided under this Section 7 may be exercised in whole or in part and at any time and from time to time while any Warrants remain outstanding. In order to exercise the conversion privilege, the Holder shall surrender to the Company, at its offices, this Warrant Certificate accompanied by a duly completed Notice of Conversion in the form attached hereto as Exhibit B. The Warrants (or so much thereof as shall have been surrendered for conversion) shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Warrant Certificate for conversion in accordance with the foregoing provisions. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to the Holder (i) a certificate or certificates representing the number of shares of Common Stock to which the Holder shall be entitled as a result of the conversion, and (ii) if the Warrant Certificate is being converted in part only, a new certificate in principal amount equal to the unconverted portion of the Warrant Certificate.


  8.   Voluntary Adjustment by the Company

       The Company may, at its option, at any time during the term of the Warrants, reduce the then current Purchase Price to any amount deemed appropriate by the Board of Directors of the Company and/or extend the date of the expiration of the Warrants.

  9.   Fractional Shares and Warrants; Determination of
       Market Price Per Share

       9.1 Anything contained herein to the contrary notwithstanding, the Company shall not be required to issue any fraction of a share of Common Stock in connection with the exercise of Warrants. Warrants may not be exercised in such number as would result (except for the provisions of this paragraph) in the issuance of a fraction of a share of Common Stock unless the Holder is exercising all Warrants then owned by the Holder. In such event, the Company shall, upon the exercise of all of such Warrants, issue to the Holder the largest aggregate whole number of shares of Common Stock called for thereby upon receipt of the Purchase Price for all of such Warrants and pay a sum in cash equal to the remaining fraction of a share of Common Stock, multiplied by its Market Price Per Share (as determined pursuant to Section 9(2) below) as of the last business day preceding the date on which the Warrants are presented for exercise.

       9.2 As used herein, the "Market Price Per Share" with respect to any date shall mean the average of the closing prices per share of the Company's Common Stock for the ten (10) consecutive trading days immediately preceding such date. The closing price for each such day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal securities exchange on which the shares of Common Stock of the Company are listed or admitted to trading, the last sale price, or in case no sale takes place on such day, the average of the closing bid and asked prices of the Common Stock on NASDAQ or any comparable system, or if the Common Stock is not reported on NASDAQ, or a comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such bid and asked prices are not available, then "Market Price Per Share" shall be equal to the fair market value of the Company's Common Stock as determined in good faith by the Board of Directors of the Company.

  10.  Registration Rights

       10.1 No sale, transfer, assignment, hypothecation or other disposition of the Warrant Shares shall be made unless any such transfer, assignment or other disposition will comply with the rules and statutes administered by the Securities and Exchange Commission and (i) a Registration Statement under the Securities Act of 1933, as amended (the "Act"), including such shares is currently in effect, or (ii) in the opinion of counsel a current Registration Statement is not required for such disposition of the shares.

       10.2 The Company agrees that the Holder shall have the one-time right, exercisable at any time after the date hereof until the second anniversary of the Expiration Date upon written notice to the Company, to require that the Company prepare and promptly file a registration statement, as may be required under the Act, in connection with the public offering, on a time-to-time basis or otherwise, of not less than 50% of the then outstanding Warrants and/or Warrant Shares. In connection therewith, the Company shall be obligated to prepare and file such registration statement within 45 days of receipt of any such initial notice and shall be further obligated to use its best efforts, including the filing of any amendments or supplements thereto, to have any such registration statement declared effective under the Act and the rules and regulations promulgated thereunder as soon as practicable after the filing date thereof. The Company shall also use its best efforts to keep any such registration statement, and the accompanying prospectus, effective and current under the Act at its expense for a period of not less than nine months; provided, however, if such registration statement is on Form S-3 or its equivalent, such obligation shall extend for a period of at least two years.

       10.3 In addition to the rights of the Holder pursuant to Section 10.2, the Company agrees that, at any time or times hereafter, until the second anniversary of the Expiration Date of the Warrants, as and when it intends to register any of its securities under the Act other than pursuant to a registration requested pursuant to Section 10.2 hereof, whether for its own account and/or on behalf of selling stockholders (except in connection with an offering solely to its employees or an offering solely related to an acquisition on a Form S-4 or any subsequent similar form) the Company will notify the Holder of such intention and, upon request from the Holder, will use its best efforts to cause the Warrant Shares designated by the Holder to be registered under the Securities Act. The number of Warrant Shares to be included in such offering may be reduced if and to the extent that the underwriter of securities included in the registration statement and offered by the Company shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the percentage of the reduction of such Warrant Shares shall be no greater than the percentage reduction of securities of other selling stockholders, as such percentage reductions are determined in the good faith judgment of the Company. The Company will use its best efforts to keep each such Registration Statement current for such period of time as is not otherwise burdensome to the Company.

       10.4   Any registration statement referred to in subsection 10.2 or
10.3 hereof shall be prepared and processed in accordance with the following terms and conditions:

       (i) The Holder will cooperate in furnishing promptly to the Company in writing any information requested by the Company in connection with the preparation, filing and processing of such registration statement.

       (ii) To the extent requested by an underwriter of securities included in the registration statement and offered by the Company, the Holder will defer the sale of Warrant Shares for a period commencing twenty (20) days prior and terminating sixty

(60) days after the effective date of the registration statement, provided that any principal shareholders of the Company who also have shares included in the registration statement will also defer their sales for a similar period.

       (iii) The Company will furnish to the Holder such number of prospectuses or other documents incident to such registration as may from time to time be reasonably requested, and cause its shares to be qualified under the blue-sky laws of those states reasonably requested by the Holder.

       (iv) The Company will indemnify the Holder (and any officer, director or controlling person of the Holder) and any underwriters acting on behalf of the Holder against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of any material facts contained in any registration statement filed pursuant hereto, or any document relating thereto, including all amendments and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading, and will reimburse the Holder (or such other aforementioned parties) or such underwriters for any legal and all other expenses reasonably incurred in accordance with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable where the untrue or alleged untrue statement or omission or alleged omission is based upon information furnished in writing to the Company by the Holder or any underwriter obtained by the Holder expressly for use therein, or as a result of the Holder's or any such underwriter's failure to furnish to the Company information duly requested in writing by counsel for the Company specifically for use therein. This indemnity agreement shall be in addition to any other liability the Company may have. The indemnity agreement of the Company contained in this paragraph (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and payment for the Warrant Shares.

       (v) The Holder will indemnify the Company (and any officer, director or controlling person of the Company) and any underwriters acting on behalf of the Company against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement filed pursuant hereto, or any document relating thereto, including all amendments, and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading, and, will reimburse the Company (or such other aforementioned parties) or such underwriters for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the Holder will be liable as aforesaid only to the extent that such untrue or alleged untrue statement or omission or alleged omission is based upon information furnished in writing to the Company by the Holder or any underwriter obtained by the Holder expressly for use therein, or as a result of its or such underwriter's failure to furnish the Company with information duly requested in writing by counsel for the Company specifically for use therein. This indemnity agreement contained in this paragraph (v) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and payment for the Warrant Shares.

       (vi) Promptly after receipt by an indemnified party under this subsection 10.4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party, promptly notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this subsection 10.4. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this subsection 10.4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation or out-of-pocket expenses or losses or cost incurred in collaborating in the defense.

       (vii) Except as set forth in subsection 10.4 (viii), the Company shall bear all costs and expenses incident to any registration pursuant to this
Section 10.

       (viii) The Holder shall pay any and all underwriters' discounts, brokerage fees and transfer taxes incident to the sale of any securities sold by such Holder pursuant to this Section 10, and shall pay the fees and expenses of any special attorneys or accountants retained by it.

  11.  Governing Law

       This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Utah.



       IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by its officers thereunto duly authorized and its corporate
seal to be affixed hereon, as of this      day of February, 1997.


                     4HEALTH, INC.



                     By:
                         -----------------------------
                         Name: R. Lindsey Duncan
                         Title: Chairman

[SEAL]



Attest:


------------------------------
Name:
Title:

                                EXHIBIT A



                              NOTICE OF EXERCISE


       The undersigned hereby irrevocably elects to exercise, pursuant to
Section 2 of the Warrant Certificate accompanying this Notice of Exercise, Warrants of the total number of Warrants owned by the undersigned pursuant to the accompanying Warrant Certificate, and herewith makes payment of the Purchase Price of such shares in full.




                     -----------------------------
                     Name of Holder


                     -----------------------------
                     Signature

                     Address:

                     ------------------------------

                     ------------------------------

                     ------------------------------

                                       EXHIBIT B



                             NOTICE OF CONVERSION


The undersigned hereby irrevocably elects to convert, pursuant to Section 7 of the Warrant Certificate accompanying this Notice of Conversion, Warrants of the total number of Warrants owned by the undersigned pursuant to the accompanying Warrant Certificate into shares of the Common Stock of the Company (the "Shares").

The number of Shares to be received by the undersigned shall be calculated in accordance with the provisions of Section 7.1 of the accompanying Warrant Certificate.



                     -------------------------------
                     Name of Holder


                     --------------------------------
                     Signature

                     Address:

                     ---------------------------------

                     ---------------------------------

93815

<Ex.D>

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE LAWS OF ANY STATE. THEY MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                            1,000,000  Warrants


                                 4HEALTH, INC.

                              WARRANT CERTIFICATE


       This warrant certificate ("Warrant Certificate") certifies that for value received Allen & Company Incorporated or registered assigns (the "Holder") is the owner of the number of warrants ("Warrants") specified above, each of which entitles the Holder thereof to purchase, at any time on or before the Expiration Date (hereinafter defined) one fully paid and non-assessable share of Common Stock, no par value ("Common Stock"), of 4Health, Inc., a Utah corporation (the "Company"), at a purchase price of $6.00 per share of Common Stock in lawful money of the United States of America in cash or by certified or cashier's check or a combination of cash and certified or cashier's check (subject to adjustment as hereinafter provided).

  1.   Warrant; Purchase Price

       Each Warrant shall entitle the Holder initially to purchase one share of Common Stock of the Company and the purchase price payable upon exercise of the Warrants shall initially be $6.00 per share of Common Stock, subject to adjustment as hereinafter provided (the "Purchase Price"). The Purchase Price and number of shares of Common Stock issuable upon exercise of each Warrant are subject to adjustment as provided in Article 6. The shares of Common Stock issuable upon exercise of the Warrants (and/or shares of common stock so issuable by reason of any adjustments pursuant to Article 6) are sometimes referred to herein as the "Warrant Shares."

  2.   Exercise; Expiration Date

       2.1 The Warrants are exercisable, at the option of the Holder, in whole or in part at any time and from time to time after issuance and on or before the Expiration Date, upon surrender of this Warrant Certificate to the Company together with a duly completed Notice of Exercise, in the form attached hereto as Exhibit A, and payment of an amount equal to the

Purchase Price times the number of Warrants to be exercised. In the case of exercise of less than all the Warrants represented by this Warrant Certificate, the Company shall cancel the Warrant Certificate upon the surrender thereof and shall execute and deliver a new Warrant Certificate for the balance of such Warrants.

       2.2    The term "Expiration Date" shall mean 5:00 p.m. local time in
the State of Utah on February     , 2002, or if such date shall in the State
of Utah be a holiday or a day on which banks are authorized to close, then 5:00 p.m. local time in the State of Utah the next following date which in the State of Utah is not a holiday or a day on which banks are authorized to close.

  3.   Registration and Transfer on Company Books

       3.1 The Company shall maintain books for the registration and transfer of the Warrants and the registration and transfer of the Warrant Shares.

       3.2 Prior to due presentment for registration of transfer of this Warrant Certificate, or the Warrant Shares, the Company may deem and treat the registered Holder as the absolute owner thereof.

       3.3. The Company shall register upon its books any transfer of a Warrant Certificate, upon surrender of same to the Company with a written instrument of transfer duly executed by the registered Holder or by a duly authorized attorney. Upon any such registration of transfer, new Warrant Certificate(s) shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled by the Company. A Warrant Certificate may also be exchanged, at the option of the Holder, for new Warrant Certificates of different denominations representing in the aggregate the number of Warrants evidenced by the Warrant Certificate surrendered.

  4.   Reservation of Shares

       The Company covenants that it will at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issue upon exercise of the Warrants, such number of shares of Common Stock as shall then be issuable upon the exercise of all outstanding Warrants. The Company covenants that all shares of Common Stock which shall be issuable upon exercise of the Warrants shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, and that upon issuance such shares shall be listed on each national securities exchange, if any, on which the other shares of outstanding Common Stock of the Company are then listed.

  5.   Loss or Mutilation

       Upon receipt by the Company of reasonable evidence of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and, in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or, in the case of mutilation, upon surrender and cancellation of the mutilated Warrant Certificate, the Company shall execute and deliver in lieu thereof a new Warrant Certificate representing an equal number of Warrants.

  6.   Adjustment of Purchase Price and Number of Shares         Deliverable

       6.1 The number of shares of Common Stock purchasable upon the exercise of each Warrant and the Purchase Price with respect to the Warrant Shares shall be subject to adjustment as follows:

       (a) In case the Company shall (i) declare a dividend or make a distribution on its Common Stock payable in shares of its capital stock, (ii) subdivide its outstanding shares of Common Stock through stock split or otherwise, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) other securities of the Company, the number and/or nature of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph (a) shall become effective retroactively as of the record date of such event.

       (b) In case the Company shall issue rights, options or warrants or securities convertible into Common Stock to the holders of its shares of Common Stock generally, entitling them (for a period expiring within 45 days after the record date referred below in this paragraph (b)) to subscribe for or purchase shares of Common Stock at a price per share which (together with the value of the consideration, if any, paid for such rights, options, warrants or convertible securities) is lower on the record date referred to below than the then Market Price Per Share of such Common Stock (as determined pursuant to Section 9.2) the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares immediately theretofore purchasable upon exercise of each Warrant by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the then Market Price Per Share of Common Stock. Such adjustment shall be made whenever such rights, options, warrants or convertible securities are issued, and shall become effective retroactively as of the record date for the determination of shareholders entitled to receive such rights, options, warrants or convertible securities. In the case such subscription price may be paid in consideration part of which or all of which is in a form other than cash, the value of such consideration shall be determined in good faith by the Board of Directors of the Company.

       (c) In case the Company shall distribute to all holders of its shares of Common Stock, or all holders of Common Stock shall otherwise become entitled to receive, shares of capital stock of the Company (other than dividends or distributions on its Common Stock referred to in paragraph (a) above), evidences of its indebtedness or rights, options, warrants or convertible securities providing the right to subscribe for or purchase any shares of the Company's capital stock or evidences of its indebtedness (other than any rights, options, warrants or convertible securities referred to in paragraph (b) above), then in each case the number of Warrant Shares thereafter purchasable upon the exercise of each Warrant shall be determined by multiplying the number of Warrant Shares theretofore purchasable upon the exercise of each Warrant, by a fraction, of which the numerator shall be the then Market Price Per Share of Common Stock (as determined pursuant to Section 9(b)) on the record date mentioned below in this paragraph (c), and of which the denominator shall be the then Market Price Per Share of Common Stock on such record date, less the then fair value (as determined by the Board of Directors of the Company, in good faith) of the portion of the shares of the Company's capital stock other than Common Stock, evidences of indebtedness, or of such rights, options, warrants or convertible securities, distributable with respect to each Warrant Share. Such adjustment shall be made whenever any such distribution is made, and shall become effective retroactively as of the record date for the determination of shareholders entitled to receive such distribution.

       (d) In the event of any capital reorganization or any reclassification of the capital stock of the Company or in case of the consolidation or merger of the Company with another corporation (other than a consolidation or merger in which the outstanding shares of the Company's Common Stock are not converted into or exchanged for other rights or interests), or in the case of any sale, transfer or other disposition to another corporation of all or substantially all the properties and assets of the Company, the Holder of each Warrant shall thereafter be entitled to purchase (and it shall be a condition to the consummation of any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition that appropriate provisions shall be made so that such Holder shall thereafter be entitled to purchase) the kind and amount of shares of stock and other securities and property (including cash) which the Holder would have been entitled to receive had such Warrants been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition; and in any such case appropriate adjustments shall be made in the application of the provisions of this Article 6 with respect to rights and interest thereafter of the Holder of the Warrants to the end that the provisions of this Article 6 shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter purchasable upon the exercise of the Warrants. The provisions of this Section 6.1(d) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

       (e) Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant is adjusted, as provided in this Section 6.1, the Purchase Price with respect to the Warrant Shares shall be adjusted by multiplying such Purchase Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

       6.2 In the event the Company shall declare a dividend, or make a distribution to the holders of its Common Stock generally, whether in cash, property or assets of any kind, including any dividend payable in stock or securities of any other issuer owned by the Company (excluding regularly payable cash dividends declared from time to time by the Company's Board of Directors or any dividend or distribution referred to in Section 6.1(a) or (c) above), the Purchase Price of each Warrant shall be reduced, without any further action by the parties hereto, by the Per Share Value (as hereinafter defined) of the dividend. For purposes of this Section 6.2, the "Per Share Value" of a cash dividend or other distribution shall be the dollar amount of the distribution on each share of Common Stock and the "Per Share Value" of any dividend or distribution other than cash shall be equal to the fair market value of such non-cash distribution on each share of Common Stock as determined in good faith by the Board of Directors of the Company.

       6.3 No adjustment in the number of Warrant Shares purchasable under the Warrants, or in the Purchase Price with respect to the Warrant Shares, shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Warrant Shares issuable upon the exercise of such Warrant, or in the Purchase Price thereof; provided, however, that any adjustments which by reason of this Section 6.3 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All final results of adjustments to the number of Warrant Shares and the Purchase Price thereof shall be rounded to the nearest one thousandth of a share or the nearest cent, as the case may be. Anything in this Section 6 to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the number of Warrant Shares purchasable upon the exercise of each Warrant, or in the Purchase Price thereof, in addition to those required by such Section, as it in its discretion shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of rights, warrants or options to purchase Common Stock, or distribution of shares of stock other than Common Stock, evidences of indebtedness or assets (other than distributions of cash out of retained earnings) or convertible or exchangeable securities hereafter made by the Company to the holders of its Common Stock shall not result in any tax to the holders of its Common Stock or securities convertible into Common Stock.

       6.4 Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Purchase Price of such Warrant Shares is adjusted, as herein provided, the Company shall mail to the Holder, at the address of the Holder shown on the books of the Company, a notice of such adjustment or adjustments, prepared and signed by the Chief Financial Officer or Secretary of the Company, which sets forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Purchase Price of such Warrant Shares after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made.

       6.5 In the event that at any time prior to the expiration of the Warrants and prior to their exercise:

       (a) the Company shall declare any distribution (other than a cash dividend or a dividend payable in securities of the Company with respect to the Common Stock); or

       (b) the Company shall offer for subscription to the holders of the Common Stock any additional shares of stock of any class or any other securities convertible into Common Stock or any rights to subscribe thereto; or

       (c) the Company shall declare any stock split, stock dividend, subdivision, combination, or similar distribution with respect to the Common Stock, regardless of the effect of any such event on the outstanding number of shares of Common Stock; or

       (d) the Company shall declare a dividend, other than a dividend payable in shares of the Company's own Common Stock; or

       (e)    there shall be any capital change in the Company as set forth in
Section 6.1(d); or

       (f) there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets and business as an entity);

(each such event hereinafter being referred to as a "Notification Event"), the Company shall cause to be mailed to the Holder, not less than 20 days prior to the record date, if any, in connection with such Notification Event (provided, however, that if there is no record date, or if 20 days prior notice is impracticable, as soon as practicable) written notice specifying the nature of such event and the effective date of, or the date on which the books of the Company shall close or a record shall be taken with respect to, such event. Such notice shall also set forth facts indicating the effect of such action (to the extent such effect may be known at the date of such notice) on the Purchase Price and the kind and amount of the shares of stock or other securities or property deliverable upon exercise of the Warrants.
       6.6 The form of Warrant Certificate need not be changed because of any change in the Purchase Price, the number of Warrant Shares issuable upon the exercise of a Warrant or the number of Warrants outstanding pursuant to this Section 6, and Warrant Certificates issued before or after such change may state the same Purchase Price, the same number of Warrants, and the same number of Warrant Shares issuable upon exercise of Warrants as are stated in the Warrant Certificates theretofore issued pursuant to this Agreement. The Company may, however, at any time, in its sole discretion, make any change in the form of Warrant Certificate that it may deem appropriate and that does not affect the substance thereof, and any Warrant Certificates thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

  7.   Conversion Rights

       7.1 In lieu of exercise of any portion of the Warrants as provided in Section 2.1 hereof, the Warrants represented by this Warrant Certificate (or any portion thereof) may, at the election of the Holder, be converted into the nearest whole number of shares of Common Stock equal to: (1) the product of (a) the number of shares of Common Stock then issuable upon the exercise of the number of Warrants to be so converted and (b) the excess, if any, of (i) the Market Price Per Share (as determined pursuant to Section 9.2) with respect to the date of conversion over (ii) the Purchase Price in effect on the business day next preceding the date of conversion, divided by (2) the Market Price Per Share with respect to the date of conversion.

       7.2 The conversion rights provided under this Section 7 may be exercised in whole or in part and at any time and from time to time while any Warrants remain outstanding. In order to exercise the conversion privilege, the Holder shall surrender to the Company, at its offices, this Warrant Certificate accompanied by a duly completed Notice of Conversion in the form attached hereto as Exhibit B. The Warrants (or so much thereof as shall have been surrendered for conversion) shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Warrant Certificate for conversion in accordance with the foregoing provisions. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver to the Holder (i) a certificate or certificates representing the number of shares of Common Stock to which the Holder shall be entitled as a result of the conversion, and (ii) if the Warrant Certificate is being converted in part only, a new certificate in principal amount equal to the unconverted portion of the Warrant Certificate.


  8.   Voluntary Adjustment by the Company

       The Company may, at its option, at any time during the term of the Warrants, reduce the then current Purchase Price to any amount deemed appropriate by the Board of Directors of the Company and/or extend the date of the expiration of the Warrants.

  9.   Fractional Shares and Warrants; Determination of
       Market Price Per Share

       9.1 Anything contained herein to the contrary notwithstanding, the Company shall not be required to issue any fraction of a share of Common Stock in connection with the exercise of Warrants. Warrants may not be exercised in such number as would result (except for the provisions of this paragraph) in the issuance of a fraction of a share of Common Stock unless the Holder is exercising all Warrants then owned by the Holder. In such event, the Company shall, upon the exercise of all of such Warrants, issue to the Holder the largest aggregate whole number of shares of Common Stock called for thereby upon receipt of the Purchase Price for all of such Warrants and pay a sum in cash equal to the remaining fraction of a share of Common Stock, multiplied by its Market Price Per Share (as determined pursuant to Section 9(2) below) as of the last business day preceding the date on which the Warrants are presented for exercise.

       9.2 As used herein, the "Market Price Per Share" with respect to any date shall mean the average of the closing prices per share of the Company's Common Stock for the ten (10) consecutive trading days immediately preceding such date. The closing price for each such day shall be the last sale price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal securities exchange on which the shares of Common Stock of the Company are listed or admitted to trading, the last sale price, or in case no sale takes place on such day, the average of the closing bid and asked prices of the Common Stock on NASDAQ or any comparable system, or if the Common Stock is not reported on NASDAQ, or a comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If such bid and asked prices are not available, then "Market Price Per Share" shall be equal to the fair market value of the Company's Common Stock as determined in good faith by the Board of Directors of the Company.

  10.  Registration Rights

       10.1 No sale, transfer, assignment, hypothecation or other disposition of the Warrant Shares shall be made unless any such transfer, assignment or other disposition will comply with the rules and statutes administered by the Securities and Exchange Commission and (i) a Registration Statement under the Securities Act of 1933, as amended (the "Act"), including such shares is currently in effect, or (ii) in the opinion of counsel a current Registration Statement is not required for such disposition of the shares.

       10.2 The Company agrees that the Holder shall have the one-time right, exercisable at any time after the date hereof until the second anniversary of the Expiration Date upon written notice to the Company, to require that the Company prepare and promptly file a registration statement, as may be required under the Act, in connection with the public offering, on a time-to-time basis or otherwise, of not less than 50% of the then outstanding Warrants and/or Warrant Shares. In connection therewith, the Company shall be obligated to prepare and file such registration statement within 45 days of receipt of any such initial notice and shall be further obligated to use its best efforts, including the filing of any amendments or supplements thereto, to have any such registration statement declared effective under the Act and the rules and regulations promulgated thereunder as soon as practicable after the filing date thereof. The Company shall also use its best efforts to keep any such registration statement, and the accompanying prospectus, effective and current under the Act at its expense for a period of not less than nine months; provided, however, if such registration statement is on Form S-3 or its equivalent, such obligation shall extend for a period of at least two years.

       10.3 In addition to the rights of the Holder pursuant to Section 10.2, the Company agrees that, at any time or times hereafter, until the second anniversary of the Expiration Date of the Warrants, as and when it intends to register any of its securities under the Act other than pursuant to a registration requested pursuant to Section 10.2 hereof, whether for its own account and/or on behalf of selling stockholders (except in connection with an offering solely to its employees or an offering solely related to an acquisition on a Form S-4 or any subsequent similar form) the Company will notify the Holder of such intention and, upon request from the Holder, will use its best efforts to cause the Warrant Shares designated by the Holder to be registered under the Securities Act. The number of Warrant Shares to be included in such offering may be reduced if and to the extent that the underwriter of securities included in the registration statement and offered by the Company shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the percentage of the reduction of such Warrant Shares shall be no greater than the percentage reduction of securities of other selling stockholders, as such percentage reductions are determined in the good faith judgment of the Company. The Company will use its best efforts to keep each such Registration Statement current for such period of time as is not otherwise burdensome to the Company.

       10.4   Any registration statement referred to in subsection 10.2 or
10.3 hereof shall be prepared and processed in accordance with the following terms and conditions:

          (i) The Holder will cooperate in furnishing promptly to the Company in writing any information requested by the Company in connection with the preparation, filing and processing of such registration statement.

          (ii) To the extent requested by an underwriter of securities included in the registration statement and offered by the Company, the Holder will defer the sale of Warrant Shares for a period commencing twenty (20) days prior and terminating sixty

(60) days after the effective date of the registration statement, provided that any principal shareholders of the Company who also have shares included in the registration statement will also defer their sales for a similar period.

          (iii) The Company will furnish to the Holder such number of prospectuses or other documents incident to such registration as may from time to time be reasonably requested, and cause its shares to be qualified under the blue-sky laws of those states reasonably requested by the Holder.

          (iv) The Company will indemnify the Holder (and any officer, director or controlling person of the Holder) and any underwriters acting on behalf of the Holder against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement of any material facts contained in any registration statement filed pursuant hereto, or any document relating thereto, including all amendments and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading, and will reimburse the Holder (or such other aforementioned parties) or such underwriters for any legal and all other expenses reasonably incurred in accordance with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable where the untrue or alleged untrue statement or omission or alleged omission is based upon information furnished in writing to the Company by the Holder or any underwriter obtained by the Holder expressly for use therein, or as a result of the Holder's or any such underwriter's failure to furnish to the Company information duly requested in writing by counsel for the Company specifically for use therein. This indemnity agreement shall be in addition to any other liability the Company may have. The indemnity agreement of the Company contained in this paragraph (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and payment for the Warrant Shares.

          (v) The Holder will indemnify the Company (and any officer, director or controlling person of the Company) and any underwriters acting on behalf of the Company against all claims, losses, expenses, damages and liabilities (or actions in respect thereof) to which they may become subject under the Securities Act or otherwise, arising out of or based upon any untrue or alleged untrue statement filed pursuant hereto, or any document relating thereto, including all amendments, and supplements, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein contained not misleading, and, will reimburse the Company (or such other aforementioned parties) or such underwriters for any legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided, however, that the Holder will be liable as aforesaid only to the extent that such untrue or alleged untrue statement or omission or alleged omission is based upon information furnished in writing to the Company by the Holder or any underwriter obtained by the Holder expressly for use therein, or as a result of its or such underwriter's failure to furnish the Company with information duly requested in writing by counsel for the Company specifically for use therein. This indemnity agreement contained in this paragraph (v) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party and shall survive the delivery of and payment for the Warrant Shares.

          (vi) Promptly after receipt by an indemnified party under this subsection 10.4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party, promptly notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under this subsection 10.4. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this subsection 10.4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation or out-of-pocket expenses or losses or cost incurred in collaborating in the defense.

          (vii) Except as set forth in subsection 10.4 (viii), the Company shall bear all costs and expenses incident to any registration pursuant to this Section 10.

          (viii) The Holder shall pay any and all underwriters' discounts, brokerage fees and transfer taxes incident to the sale of any securities sold by such Holder pursuant to this Section 10, and shall pay the fees and expenses of any special attorneys or accountants retained by it.

  11.  Governing Law

       This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Utah.




       IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed by its officers thereunto duly authorized and its corporate
seal to be affixed hereon, as of this          day of February, 1997.


                     4HEALTH, INC.



                     By:
                         ------------------------------
                         Name: R. Lindsey Duncan
                         Title: Chairman

[SEAL]



Attest:


-------------------------------
Name:
Title:

                                    EXHIBIT A



                              NOTICE OF EXERCISE


       The undersigned hereby irrevocably elects to exercise, pursuant to
Section 2 of the Warrant Certificate accompanying this Notice of Exercise, Warrants of the total number of Warrants owned by the undersigned pursuant to the accompanying Warrant Certificate, and herewith makes payment of the Purchase Price of such shares in full.




                     ------------------------------
                     Name of Holder


                     ------------------------------
                     Signature

                     Address:

                     ------------------------------

                     ------------------------------

                     ------------------------------

                                       EXHIBIT B



                             NOTICE OF CONVERSION


The undersigned hereby irrevocably elects to convert, pursuant to Section 7 of the Warrant Certificate accompanying this Notice of Conversion, Warrants of the total number of Warrants owned by the undersigned pursuant to the accompanying Warrant Certificate into shares of the Common Stock of the Company (the "Shares").

The number of Shares to be received by the undersigned shall be calculated in accordance with the provisions of Section 7.1 of the accompanying Warrant Certificate.



                     ---------------------------
                     Name of Holder


                     -----------------------------
                     Signature

                     Address:

                     ------------------------------

                     ------------------------------

93815

<Ex.E>
                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  1
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  Price
--------  -------  -  ---  --  ------- ---------- -------- -------- ----------
02/03/97  02/06/97  B      6D  F000497 351043104000   HHHH    10000       5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

02/05/97  02/10/97  S      6D  F000497 351043104000   HHHH     1000      5.625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/06/97  02/11/97  B      6D  F000497 351043104000   HHHH       40        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/07/97  02/12/97  B      6D  F000497 351043104000   HHHH    20000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/10/97  02/13/97  B      6D  F000497 351043104000   HHHH      500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/10/97  02/13/97  B      6D  F000497 351043104000   HHHH     1500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/10/97  02/13/97  B      6D  F000497 351043104000   HHHH     2000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  2
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY  Price
--------  -------  -  ---  --  ------- ---------- -------- -------- ----------
02/10/97  02/13/97  B      6D  F000497 351043104000   HHHH     8000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/10/97  02/13/97  S      6D  F000497 351043104000   HHHH    20000      5.625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/11/97  02/14/97  B      6D  F000497 351043104000   HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/11/97  02/14/97  B      6D  F000497 351043104000   HHHH    15000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/12/97  02/18/97  B      6D  F000497 351043104000   HHHH     4000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/14/97  02/20/97  B      6D  F000497 351043104000   HHHH     1800        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/18/97  02/21/97  B      6D  F000497 351043104000   HHHH        9        5.5
                             4HEALTH INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

02/18/97  02/21/97  B      6D  F000497 351043104000   HHHH       50        5.5
                             4HEALTH INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  3
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 --------  --------  -  ---  --  ------ ---------- ------- -------- ----------
02/18/97  02/21/97  B      6D  F000497 351043104000   HHHH     2950        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/18/97  02/21/97  B      6D  F000497 351043104000   HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/19/97  02/24/97  B       6D  F000497 351043104000  HHHH     2000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/19/97  02/24/97  B       6D  F000497 351043104000  HHHH     4000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/19/97  02/24/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/19/97  02/24/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/20/97  02/25/97  S       6N  F000497 351043104000  HHHH   125000      5.625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  4
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 --------  --------  -  ---  --  ----- ---------- -------- ------- ----------
02/20/97  02/25/97  B       6D  F000497 351043104000  HHHH      100        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

02/20/97  02/25/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

02/20/97  02/25/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

02/20/97  02/25/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/20/97  02/25/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

02/20/97  02/25/97  B       6D  F000497 351043104000  HHHH    20000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/21/97  02/26/97  B       6D  F000497 351043104000  HHHH     1500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  5
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 -----  --------  -  ---  --  ------- ----------- -------- -------- ----------
02/24/97  02/27/97  B       6D  F000497 351043104000  HHHH    20000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/25/97  02/28/97  B       6D  F000497 351043104000  HHHH       40        5.5
                             4HEALTH INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

02/25/97  02/28/97  B       6D  F000497 351043104000  HHHH       75        5.5
                             4HEALTH INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

02/25/97  02/28/97  B       6D  F000497 351043104000  HHHH     4248        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/27/97  03/04/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

02/28/97  03/05/97  B       6D  F000497 351043104000  HHHH      250        5.5
                             4HEALTH INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  6
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/03/97  03/06/97  B       6D  F000497 351043104000  HHHH     1500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/04/97  03/07/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/04/97  03/07/97  B       6D  F000497 351043104000  HHHH     6000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/05/97  03/10/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/05/97  03/10/97  B       6D  F000497 351043104000  HHHH     7500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/06/97  03/11/97  B       6D  F000497 351043104000  HHHH     2000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/06/97  03/11/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/07/97  03/12/97  S       6N  F000497 351043104000  HHHH     6000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  7
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/07/97  03/12/97  S       6N  F000497 351043104000  HHHH    14000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/07/97  03/12/97  S       6N  F000497 351043104000  HHHH    20000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/07/97  03/12/97  S       6N  F000497 351043104000  HHHH    20000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/07/97  03/12/97  B       6D  F000497 351043104000  HHHH     4000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/07/97  03/12/97  B       6D  F000497 351043104000  HHHH     7360        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/10/97  03/13/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/10/97  03/13/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/10/97  03/13/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  8
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/10/97  03/13/97  B       6D  F000497 351043104000  HHHH     4000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY


03/10/97  03/13/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/10/97  03/13/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/10/97  03/13/97  B       6D  F000497 351043104000  HHHH    10000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/11/97  03/14/97  B       6D  F000497 351043104000  HHHH     1000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/11/97  03/14/97  B       6D  F000497 351043104000  HHHH     2000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/11/97  03/14/97  B       6D  F000497 351043104000  HHHH     2021        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/11/97  03/14/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  9
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/11/97  03/14/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/11/97  03/14/97  B       6D  F000497 351043104000  HHHH     4000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/11/97  03/14/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/11/97  03/14/97  B       6D  F000497 351043104000  HHHH     7500        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/11/97  03/14/97  S       6D  F000497 351043104000  HHHH    10000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/12/97  03/17/97  B       6D  F000497 351043104000  HHHH     4000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/12/97  03/17/97  B       6D  F000497 351043104000  HHHH     4000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/13/97  03/18/97  S       6N  F000497 351043104000  HHHH    10000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  10
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/13/97  03/18/97  S       6N  F000497 351043104000  HHHH    50000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/13/97  03/18/97  B       6D  F000497 351043104000  HHHH     1000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/13/97  03/18/97  B       6D  F000497 351043104000  HHHH     2000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/13/97  03/18/97  B       6D  F000497 351043104000  HHHH     2000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/13/97  03/18/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/13/97  03/18/97  B       6D  F000497 351043104000  HHHH     4300        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/13/97  03/18/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/13/97  03/18/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  11
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/13/97  03/18/97  B       6D  F000497 351043104000  HHHH     8500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/13/97  03/18/97  B       6D  F000497 351043104000  HHHH    10000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/14/97  03/19/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/14/97  03/19/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/14/97  03/19/97  B       6D  F000497 351043104000  HHHH     4000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/14/97  03/19/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/17/97  03/20/97  S       6N  F000497 351043104000  HHHH    50000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/17/97  03/20/97  B       6D  F000497 351043104000  HHHH     2000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  12
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/17/97  03/20/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/17/97  03/20/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/17/97  03/20/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/17/97  03/20/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/17/97  03/20/97  B       6D  F000497 351043104000  HHHH     5500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/17/97  03/20/97  B       6D  F000497 351043104000  HHHH     7593        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/18/97  03/21/97  S       6N  F000497 351043104000  HHHH    50000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/18/97  03/21/97  B       6D  F000497 351043104000  HHHH      250        5.5
                             4HEALTH INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  13
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/18/97  03/21/97  B       6D  F000497 351043104000  HHHH     1000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/18/97  03/21/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/18/97  03/21/97  B       6D  F000497 351043104000  HHHH     3500        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/18/97  03/21/97  B       6D  F000497 351043104000  HHHH     4000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/18/97  03/21/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/18/97  03/21/97  B       6D  F000497 351043104000  HHHH     5000     5.5625
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/18/97  03/21/97  B       6D  F000497 351043104000  HHHH     5000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  14
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/18/97  03/21/97  S       6D  F000497 351043104000  HHHH     2500     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY
03/18/97  03/21/97  S       6D  F000497 351043104000  HHHH    10000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/19/97  03/24/97  B       6D  F000497 351043104000  HHHH     2000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/19/97  03/24/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/19/97  03/24/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/19/97  03/24/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/19/97  03/24/97  S       6D  F000497 351043104000  HHHH     2000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/19/97  03/24/97  S       6D  F000497 351043104000  HHHH    14000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  15
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/20/97  03/25/97  S       6N  F000497 351043104000  HHHH    10000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/20/97  03/25/97  S       6N  F000497 351043104000  HHHH    40000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/20/97  03/25/97  B       6D  F000497 351043104000  HHHH     2000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/20/97  03/25/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/20/97  03/25/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/20/97  03/25/97  B       6D  F000497 351043104000  HHHH     4000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/20/97  03/25/97  B       6D  F000497 351043104000  HHHH     4000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/20/97  03/25/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  16
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ---  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/21/97  03/26/97  B       6D  F000497 351043104000  HHHH      100        5.5
                             4HEALTH INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

03/21/97  03/26/97  B       6D  F000497 351043104000  HHHH     1140        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/21/97  03/26/97  B       6D  F000497 351043104000  HHHH     1500        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/21/97  03/26/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/21/97  03/26/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/21/97  03/26/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/21/97  03/26/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  17
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/25/97  03/31/97  B       6D  F000497 351043104000  HHHH     1000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/26/97  04/01/97  B       6D  F000497 351043104000  HHHH      100        5.5
                             4HEALTH INC
                             SOES
                             WE MAKE A MKT IN THIS SECURI

03/27/97  04/02/97  B       6D  F000497 351043104000  HHHH     3500        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/31/97  04/03/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

03/31/97  04/03/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY


03/31/97  04/03/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

03/31/97  04/03/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  18
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
03/31/97  04/03/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/01/97  04/04/97  B       6D  F000497 351043104000  HHHH     2000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/01/97  04/04/97  B       6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/01/97  04/04/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/01/97  04/04/97  B       6D  F000497 351043104000  HHHH     6000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/02/97  04/07/97  B       6D  F000497 351043104000  HHHH     1000        5.5
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

04/02/97  04/07/97  B       6D  F000497 351043104000  HHHH     1150        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/02/97  04/07/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  19
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
04/02/97  04/07/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/02/97  04/07/97  B       6D  F000497 351043104000  HHHH     5300        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/02/97  04/07/97  B       6D  F000497 351043104000  HHHH     8000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/03/97  04/04/97  B  CXL  6D  F000497 351043104000  HHHH     3000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/03/97  04/08/97  B       6D  F000497 351043104000  HHHH     2000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/03/97  04/08/97  B       6D  F000497 351043104000  HHHH     3397        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/04/97  04/09/97  B       6D  F000497 351043104000  HHHH     3649        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/04/97  04/09/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  20
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
04/04/97  04/09/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/04/97  04/09/97  B       6D  F000497 351043104000  HHHH     5600        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/04/97  04/09/97  B       6D  F000497 351043104000  HHHH    15000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/07/97  04/10/97  S       6N  F000497 351043104000  HHHH    25000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/07/97  04/10/97  B       6D  F000497 351043104000  HHHH     5000        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/08/97  04/11/97  B       6D  F000497 351043104000  HHHH     2500        5.5
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/08/97  04/11/97  B       6D  F000497 351043104000  HHHH     7500     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/10/97  04/15/97  S       6N  F000497 351043104000  HHHH   100000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  21
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     1000      5.625
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     1000      5.875
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     2000      5.625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     2000      5.625
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     2000      5.625
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     5000      5.625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     5000      5.625
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  22
DATE : 04-11-1997
  T/D       S/D    B/S CXL  BL   SEC#      CUSIP#      SYM    QUANTITY   PRICE
 ----  --------  -  ---  --  ------- ------------ -------- -------- ----------
04/10/97  04/15/97  S       6D  F000497 351043104000  HHHH     5000      5.875
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/10/97  04/15/97  S       6N  F000497 351043104000  HHHH   100000     5.5625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     1000      5.625
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     1000      5.875
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     2000      5.625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     2000      5.625
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     2000      5.625
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     5000      5.625
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

                        ALLEN TRADE DATE HISTORY REPORT
PAGE :  23
DATE : 04-16-1997
  T/D     S/D   B/S CXL  BL   SEC#   CUSIP#      SYM    QUANTITY   PRICE
----  --------  -  ---  --  ------- ----------- -------- -------- --------
04/10/97  04/15/97  B       6D  F000497 351043104000  HHHH     5000      5.625
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI

04/10/97  04/15/97  S       6D  F000497 351043104000  HHHH     5000      5.875
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/11/97  04/16/97  S       6N  F000497 351043104000  HHHH     35000    5.875
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/11/97  04/16/97  S       6N  F000497 351043104000  HHHH   100000     5.875
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/11/97  04/16/97  B       6D  F000497 351043104000  HHHH    20000      5.75
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/11/97  04/16/97  B       6D  F000497 351043104000  HHHH    77500       5.75
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/14/97  04/17/97  B       6D  F000497 351043104000  HHHH     2000       5.75
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/14/97  04/17/97  B       6D  F000497 351043104000  HHHH     5000       5.75
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/14/97  04/17/97  B       6D  F000497 351043104000  HHHH     5000       5.75
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/15/97  04/18/97  S       6N  F000497 351043104000  HHHH    15000      5.875
                             4HEALTH INC
                             WE MAKE A MKT IN THIS SECURITY

04/15/97  04/18/97  B       6D  F000497 351043104000  HHHH     3000       5.75
                             4HEALTH INC
                             SNET
                             WE MAKE A MKT IN THIS SECURI


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